Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 15, 2024 (except for Note 16, as to which the date is March 28, 2025), with respect to the consolidated financial statements included in the Annual Report of HCW Biologics Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of HCW Biologics Inc. on Form S-3 (File No. 333-266991) and Form S-8 (File No. 333-258067).

/s/ GRANT THORNTON LLP

Miami, Florida

March 28, 2025